Exhibit 99.2

On February 22, 2013, The Interpublic Group of Companies, Inc. held a conference call.  A copy of the transcript of the call follows:

IPG PARTICIPANTS

Michael Roth

Chairman of the Board and Chief Executive Officer

Frank Mergenthaler

Executive Vice President and Chief Financial Officer

Jerry Leshne

Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis UBS Securities David Bank RBC Capital Markets Matt Chesler Deutsche Bank Securities	Benjamin Swinburne Morgan Stanley Peter Stabler Wells Fargo Securities Brian Wieser Pivotal Research James Dix Wedbush Securities

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:

Good morning and welcome to the Interpublic Group fourth quarter and full-year 2012 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:

Good morning. Thank you for joining us.

We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9.30 a.m. Eastern.

During this call, we will refer to forward-looking statements about our company, which are subject to the uncertainties in the cautionary statement included in our earnings release and the slide presentation, and further detailed in our 10-K and other filings with the SEC.

At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, Jerry, and thank you all for joining us for our review of our fourth quarter and full year 2012 results.

As usual, I’ll begin by covering key highlights. Frank will then provide additional financial information and detail. And I’ll conclude with an update on our agencies, the tone of the business and significant developments, to be followed by Q&A.

Beginning with revenue, our fourth quarter organic increase was 0.4%, which brought us to 0.7% for the full year. After two years of organic growth results that were among the best in our industry, we faced challenging comps, as well as revenue headwinds in 2012 of approximately 3%. While we were able to show growth despite these significant hurdles, it was not at the levels we had originally targeted when we came into the year.

It’s important to note that, as we enter 2013, our performance in terms of client retention and new business has improved markedly, and we have fully cycled the 2011 client losses.

Turning back to the full year 2012, results in many of the world’s most dynamic emerging markets, including Brazil, China and India, were consistently strong. These were offset by lower client spend in the U.S. and macro challenges in Europe, which we had noted in our third quarter and continued in Q4.

By region, our fourth quarter largely tracked the trends we had noted throughout the year. Organic growth in LatAm was 8.6%, and in the AsiaPac market it was 11.4%. Our growth in AsiaPac over the last few years has made it our largest region outside the U.S., having surpassed Continental Europe in 2012.

In Continental Europe, our organic revenue decrease was 2.6% for the year, reflecting the ongoing challenges of regional economic conditions. In the U.K., revenue grew 4.8% for the full year.

Overall our international organic revenue growth was 3.8% for the year. In the U.S., the organic decrease of 1.8% for the year reflects 4% of domestic headwinds that we called out for you at the beginning of the year.

It is clear that the difference between our organic performance in 2012 and that of our peers was primarily the result of account losses in 2011. We are turning the page to 2013 with much-improved net new business performance over the course of 2012.

The key for us is that our offerings remain fully competitive. Not only are we seeing strong growth in emerging markets, but our digital offerings also continued their strong growth in 2012, at both our pure-play digital agencies and the embedded digital capabilities throughout all of our agency brands.

Turning from revenue to expenses, our results continue to reflect careful and effective cost management.

During the quarter total operating expenses decreased organically by 1.4% from a year ago, and for the full year increased by only 0.5% percent organically. This performance enabled us to maintain our operating margin level at 9.8%, despite a year that was more challenging to revenue than expected. For the full year, diluted earnings per share were $0.94. And excluding our Facebook transaction, diluted EPS was $0.82.

We continued to be very active in using the strength of our balance sheet to drive value creation. In Q4, we repurchased 14 million shares, bringing our activity for the year to 33 million shares and $351 million. In addition, we were opportunistic in the capital markets, with the issuance of $800 million of debt at the lowest rates in IPG history. The funds will be used to finance two debt calls, in March and July of this year.

We also sold our remaining investment in Facebook, and in so doing increased our existing share repurchase authorization by $100 million. We are pleased to announce today two additional measures: an increase of 25% to the quarterly dividend and additional share repurchase authorization in the amount of $300 million, on top of the $100 million remaining on our repurchase authorization as of January 1. These are further signs of the strength of our financial condition and our confidence in the operating trajectory of our business.

Over the past two years, since initiating our return-of-capital programs, we’ve put nearly $1 billion to work for shareholders in dividends and the repurchase of 75 million common shares. We’ve also retired an additional 33 million dilutive share equivalents in convertible debt.

As we move into 2013, macro conditions remain uncertain in many of the world’s larger markets, and, as a result, our outlook for the year is appropriately measured. That said, we remain confident in the value of our services and competitiveness of our agency brands, as well as our continuing strong cost disciplines.

Accordingly, with 2013 organic revenue growth consistent with our peers, we will resume the expansion of our operating margin. With organic growth in the 2 to 3% range, an improvement of 50 basis points on this year’s operating margin of 9.8% is an achievable target.

We’ve shown that we can drive significant margin expansion when we deliver organic revenue growth at or above industry levels. Continuing that progress — so as to reach competitive margins of approximately 13% under U.S. GAAP — remains a top priority for us. Alongside that objective, we plan to continue to use our financial strength to drive EPS growth and shareholder value creation.

I will now turn it over to Frank to continue the discussion of our performance.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Good morning. As a reminder, I will be referring to the slide presentation that accompanies our webcast.

On slide 2, you’ll see an overview of our results, including a number of the highlights Michael called out.

•	Q4 organic revenue growth was 0.4%. We grew 1.8% internationally and decreased 1.0% in the U.S. Full-year organic growth was 0.7%.

•
Our operating expenses remain very well controlled, with the increase from Q3 to Q4 associated with our much larger revenue quarter in Q4. Year-on-year total operating expenses decreased organically in the fourth quarter.

•
Q4 operating income was $410 million and operating margin was 19.9%, the highest level IPG has attained in ten years, and an improvement of 130 basis points from a year ago. This brought our margin for the full year to 9.8%.

•
Q4 diluted earnings per share was $0.68, which includes the benefit of the gain on the sale of our Facebook shares, which is reflected in Other Income. Excluding Facebook, our diluted EPS was $0.56 in the fourth quarter.

•	For the full year, our diluted earnings per share were $0.94. Excluding the impact of Facebook, EPS was $0.82.

•
We ended the quarter with $2.59 billion of cash and short-term marketable securities on the balance sheet. That total includes cash proceeds of approximately $800 million from our debt issuance in November, which is earmarked for the call of two debt issues in March and July of this year.

•	Average dilutive shares decreased 11% for the year. Our basic share count outstanding on 12/31 2012 was down to 414 million.

•
As you have seen in our announcement earlier today, our Board has authorized a 25% increase to our quarterly dividend from $0.06 to $0.075 a share and a new $300 million authorization to our share repurchase program. Furthermore, we have exercised our call of our convertible notes, which include approximately 17 million dilutive shares.

Turning to slide 3, you see our P&L for the quarter. I’ll cover revenue and operating expenses in detail on the slides that follow. Here, it’s worth highlighting Other Income of $95 million consists almost entirely of the Facebook gain. Our effective Q4 tax rate of 29.5% reflects the impact of Facebook and discrete tax items. Excluding those effects, our normalized tax rate would have been 34.0%. For the full year, our normalized effective tax rate was 38.5% with similar adjustments for Facebook and discrete tax items, which is in the range we have indicated in the past.

Turning to operations on slide 4, beginning with revenue:

•	Revenue in the quarter was $2.06 billion, which is a reported decrease of 40 basis points due to changes in currency exchange rates.

•	The F/X impact was a negative 130 basis points.

•	We added 50 basis points due to net acquisitions and dispositions.

•	Our organic increase was 0.4%.

•	For the full year, organic revenue growth was 0.7%.

•	As we mentioned in our calls throughout 2012, revenue headwinds from lost accounts in 2011 were approximately 3% for the full year, and a bit north of 2% in Q4.

As you can see on the bottom half of this slide, our Integrated Agency Networks segment, where these revenue headwinds were almost entirely concentrated, was flat organically in the quarter. Organic revenue decline for IAN for the full year was 0.8%.

Organic growth at our CMG segment was 2.7% in the quarter. This is against double-digit growth a year ago and continues the solid performance of our marketing services specialists, including PR, branding and sports marketing. For the year, CMG grew 8.2%, with strong performances across all businesses.

Moving on to slide 5, revenue by region:

•	In the U.S., our organic revenue decrease was 1.0% during the quarter, which reflects domestic headwinds of approximately 3%.

o
By client sector, we saw continued growth in the U.S. in tech & telecom, auto & transportation and financial services. The consumer goods sector decreased due to an account loss last year, and the retail sector also continued to be soft. The pharma sector increased, though only slightly, due to new assignments, while we otherwise continued to see category softness. We had growth in many areas of the U.S. portfolio, including our media business, our integrated independent agencies, CMG and McCann Worldgroup.

•	Turning to international markets, organic growth was 1.8% in the quarter, driven by AsiaPac and LatAm. This brings full-year organic revenue growth internationally to 3.8%.

o
AsiaPac increased 10.8% organically for the quarter, 11.4% for the full year. For the quarter, we were led by growth in media and marketing services. Among our agencies, Draftfcb grew notably. We also had double-digit increases in Australia, India and several smaller markets. For the full year, we had double-digit growth in China, driven by growth with existing clients as well as new client wins.

o
In LatAm, Q4 increased 6.6%, a very solid performance on top of 30%+ growth a year ago. We were led by marketing services, media and McCann, along with contributions from the new offices of R/GA and Huge. We saw growth from multinational and local clients, and from new client wins. For the full year, organic growth was 8.6%, compounding double-digit growth in each of the previous two years. Brazil, our largest regional market, increased high single digits for the full year, with growth across marketing disciplines.

o
Turning to the U.K., our organic revenue decrease was 6.9% in Q4, primarily due to project assignments that did not repeat from a year ago. We have a relatively large Events business in the U.K., and, as we have seen before, it can lead to volatility in quarterly growth. For the full year, U.K. organic revenue growth was 4.8%.

o
Continental Europe decreased 2.5% organically in Q4. While we continued to grow in Germany, our largest market on the Continent, we had decreases in France, Italy and Spain, as well as a number of smaller markets.

o
In our “Other Markets” group, revenue increased 2.0% organically in the quarter, which reflects our growth in the Middle East/ North Africa region and South Africa, partially offset by a decline in Canada.

On slide 6, we recap the longer view of our organic revenue change on a trailing-twelve-month basis. The most recent data point is 0.7%, our 2012 result.

Moving to slide 7 and operating expenses:

•
Our operators continue their effective focus on expense management, while also investing in talent and capabilities to build our offerings around the world. From a year-on-year standpoint in the fourth quarter, total operating expenses decreased 1.4% organically, which includes a notable decrease in incentives, demonstrating the leverage on this expense line and our commitment to a culture of accountability. For the full year, total expenses increased only 0.5%.

•	Total salaries and related expenses were 55.0% of revenue in Q4.

o	Base Payroll, Benefits and Tax was 44.3% of revenue in Q4, compared with 42.7% a year ago.

▪
Underneath that, Q4 headcount grew modestly compared to the same period a year ago, approximately 2%, with over one-third of our increase from net acquisitions. The balance of our hiring reflects organic investment in growing disciplines and regions, which was partially offset by decreases in the U.S. and Continental Europe, consistent with revenue decreases.

▪	Sequentially, compared to Q3, our headcount decreased slightly, as we were aggressive with our severance actions where required. Year-end headcount was 43,300.

o
Severance expense was 1.6% of Q4 revenue, compared with 2.1% a year ago, though higher than we had anticipated going into the quarter, due in part to senior-level changes at McCann. Most of the actions we took in Q4 were to align our headcount with 2013 budgets by market and discipline. For the full year, severance was 1.3% of revenue.

o
Incentive expense in the quarter was 2.2% of revenue, compared with 3.2% a year ago, which reflects a Q4 decrease of 30%. For the full year, incentive expense decreased 20% and was 3.0% of revenue, the low end of the range we indicated during our last conference call.

o
For the full year 2012, total salaries and related expenses were 63.1% of revenue. We remain focused on our objective of moving this ratio to 60% or less. The keys here are competitive organic growth over time, and continuing to leverage our investments in business tools, analytics and processes.

•	Turning to Office & General expenses, on the lower half of this slide.

o	Fourth quarter O&G expense was $520 million, or 25.2% of revenue, an improvement of 130 basis points compared to a year ago, with leverage on nearly all major expense categories.

o	For the full year, O&G expense was 27.1% of revenue, compared with 27.4% a year ago. Our improvement of 30 basis points is due to leverage on occupancy expense and professional fees.

o
Occupancy was 7.0% of revenue for the full year 2012, an improvement of 20 basis points. Square feet per employee declined again during the year to 230, a 21% decrease since our year-end 2005, continuing our progress toward our objective of 220 square feet per employee.

On slide 8, we show our operating margin history on a trailing-twelve-month basis, with the most recent data point of 9.8% for 2012. In ’12, our limited growth made it a challenge to expand margins for the twelve-month period. But we also had strong performance from our operating teams on expenses. We are confident that our expense discipline positions us to resume our margin expansion in 2013, under competitive organic revenue growth, with the ultimate goal of reaching peer-level profitability.

Turning to the current portion of our balance sheet, on slide 9:

•	Our year-end position in cash and short-term marketable securities was $2.59 billion, compared with $2.32 billion a year ago.

•
The comparison includes $800 million this year from our November debt issuance, and net cash proceeds of $95 million from the sale of our Facebook shares in November. It also reflects over $450 million returned to shareholders during 2012 in the form of share repurchases and common stock dividends and a reduction of our long-term debt by $150 million in Q1.

On slide 10 we turn to cash flow for the quarter.

•
Q4 cash from operations was $802 million, compared with $717 million a year ago, including $408 million from working capital, compared with $344 million. Full-year cash from operations was $357 million, compared with $273 million in 2011.

o	As a reminder, our operating cash flow is seasonal. Our business tends to generate significant cash from working capital in the fourth quarter and use in working capital in the first quarter.

•	Investing Activities in Q4 generated $22 million, which includes proceeds of $95 million from the sale of our remaining investment in Facebook.

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Financing Activities generated $570 million, which includes the proceeds from our November debt issuances. Primary uses of cash include $150 million for repurchasing 14 million common shares, and $25 million for our quarterly common stock dividend.

•	The net increase in cash and marketable securities in the quarter was $1.39 billion.

Cash flow for the full year appears in our presentation appendix. It is worth noting a few items, namely cap-ex, acquisitions and tax:

•
Our cap-ex was $169 million. As usual this was divided between our IT investments and improving and refreshing our real estate. Our targeted cap-ex, as we have said previously, is approximately $150 million annually, while any given year can be north or south of that level as a result of timing.

•
During 2012 we invested $146 million in acquisitions. This included several digital specialist agencies around the world, acquisitions in healthcare marketing and a leading shopper marketing agency. Our M&A pipeline continues to be very strong. While timing can shift between periods, we continue to target $150-200 million annually. We remain focused primarily on high-growth disciplines and markets, expanding our digital capabilities and opportunistically strengthening our presence in key world markets.

•
Cash taxes for the year were $96 million. Excluding the effect of the Facebook transaction, this represents a cash tax rate of 17% of pre-tax income. We continued to benefit from our operating loss carry-forwards and a cash tax rate lower than our effective book rate.

•	In 2013, we estimate our cash tax rate will be in a range of 20%-22%, still lower than our expected effective book rate of 37%-39%.

On slide 11 is our total debt at year-end from 2007 through 2012. You can see our trend of deleveraging over this period. The increase at year-end 2012 is temporary, due to the double-carry of $800 million we issued in November to finance the redemption of two debt calls in March and July. Excluding the redundant $800 million, the pro-forma year-end debt level was $1.652 billion.

Last week we announced the call of our $200 million 4.75% convertible notes, effective March 15th. There are 17 million dilutive shares related to these convertible notes. To the extent noteholders participate in the call and do not convert, their shares will come out of our dilutive share count. Should some noteholders convert to common stock, we intend to address those shares in our open market repurchases.

Additionally, in July we plan to exercise our option to call our 10% $600 million senior notes, at a price of 105.

Slide 12 shows the total of our average basic and dilutive shares over the last three years, and at far right depicts the total as of year-end 2012. You can see that average total shares decreased approximately 14% between 2010 and 2012. Most of that reduction happened between 2011 and ’12. Our starting position for this year, 2013, is 457 million, on the right. That is already a going-in decrease of 5% from the 2012 average. As we’ve pointed out, with our Board’s action this week, the total of our repurchase authorizations is $400 million, and we are addressing the shares in our remaining convertible debt.

Turning to slide 13, in summary, while top line growth was challenging, we are well-positioned for 2013. We continue to build on our record of strong expense discipline. With a return to growth, we expect to resume our margin expansion in ’13. We have significantly decreased our outstanding shares, with more to come this year. Our plans to call both our remaining convertible debt and our 10% notes will result in meaningful benefit to interest expense beginning in July of this year. All of which means we are positioned for strong comparable EPS growth.

With that, let me now turn it back over to Michael.

Mr. Roth:

Thank you, Frank.

2012 challenged us in terms of growth, but we proved our ability to manage costs, continued to invest in growth areas of the business and drove significant value creation through our strong balance sheet and the return of capital to our owners.

Our results reflect strength in the digital capabilities across all of our agencies, which continue to position us to capitalize on the rapid changes that are taking place in the media and consumer environment. This was evident across the portfolio, at standalone digital specialists such as R/GA and Huge, within our global networks in all marketing disciplines and at our integrated U.S. independent agencies.

Mediabrands posted very strong performance, demonstrating that the new media model we introduced five years ago continues to evolve ahead of the marketplace. Both UM and Initiative are strong brands, and the early indicators are that our recently-created third network, BPN, is getting traction and opportunities for growth. The emerging media capabilities at Mediabrands, such as our automated trading desk, social and mobile offerings and ORION Holdings are posting growth as they expand further into international markets.

Our focus on marketing services is being rewarded, as CMG posted strong performance for the year. Across the disciplines, major brands, such as Weber Shandwick, GolinHarris and DeVries in PR, Octagon in sports marketing, Jack Morton in experiential marketing and FutureBrand, are all growing share in their respective areas of expertise and showing great progress in building their digital talent base.

Our U.S. independent integrated agencies are also very strong. They include Hill Holliday, Mullen, The Martin Agency and Deutsch, which works with Lowe internationally. The caliber of this group was highlighted by the recent announcement of Ad Age’s “A-List” of the industry’s top ten [agencies]. Along with R/GA, Mullen and Deutsch were on the list, as was Lowe, whose Columbian operation, Lowe SSP3, was named International Agency of the Year. Lowe continued to grow with Unilever, its largest client, win sizeable accounts in key growth-markets such as Brazil and India, and further improve its standing as one of the industry’s most creative global networks.

At McCann, we made a necessary management transition to a successful long-time leader from within IPG, Harris Diamond, supported by two outstanding advertising executives, Luca Lindner and Gustavo Martinez, who join Harris in a newly created Office of the Chairman. The team has been well received by clients and other key constituents, as well as internally. They’ve begun to add talent in key need areas, and we believe the company is on the right footing to deliver growth and enhanced profitability.

While Draftfcb cycled through a number of account losses, it nonetheless delivered on its profitability goals. The challenge for the organization is to take its fully integrated model and combination of art and science to the next level, so as to drive organic growth. Upgrades in key creative roles domestically and a closer alignment with Mediabrands globally will help in this regard. As we have previously indicated, we are working with management to recruit the next leader for the agency. That process has been moving along and we should name a new CEO by the end of the first quarter.

In emerging international markets, our results were strong last year, on top of outstanding performance in 2011. Across our three global advertising networks, Mediabrands and CMG, our presence in these markets has been significantly strengthened in recent years through our M&A activity and organic investment in talent. In the aggregate, we are now well-represented relative to our competitors in key growth markets, with notable strength in India, Brazil and the MENA region.

Operationally, during 2012 we continued to show that we are increasingly disciplined and financially sound. We opportunistically tapped the capital markets to pre-fund future maturities, locking in the lowest rates in our history. With our Board’s ongoing support, we used our balance sheet to further drive shareholder value through our dividend and share repurchase programs, both of which we have enhanced today, showing the continued confidence in the future of our business. Our credit profile was recognized by our extremely successful debt issuance during the fourth quarter.

Most important, though, was our ability to respond to a volatile economy and our revenue headwinds by closely managing costs, also evident in our aligning incentives to the reality of our performance.

Looking forward, the macro business environment remains uncertain in many of our larger markets, with measured growth expected in the U.S., Continental Europe remaining challenged and emerging markets likely to garner greater spend on the part of our clients, as was the case last year.

Key client sectors will remain highly competitive, with auto, consumer technology, financial services and retail likely to lead the way. For the most part, clients have strong balance sheets, and there is a continued willingness to invest, particularly behind those services where we can demonstrate our effectiveness.

We are coming into this year in a much stronger position than 2012 with respect to account retention and new business activity. Our pipeline is strong, with opportunities from existing clients, as well as net new client pitches. And we have fully competitive offerings across our portfolio. We expect to return to organic revenue growth performance commensurate with that of our peers in 2013.

With growth in the 2-3% range, we are confident that we can convert at a high level and resume the trajectory of margin expansion that we’ve shown in recent years, which would make a 50-basis-point improvement on top of this year’s 9.8% operating margin an achievable target.

Combined with our strong balance sheet and return-of-capital programs, this should put us in position to deliver significant EPS growth and enhance shareholder value in 2013 and the years to come.

We thank you for your support and now will turn it over to questions.

QUESTIONS AND ANSWERS

Operator:

. . . Your first question comes from Alexia Quadrani, JPMC.

Alexia S. Quadrani, J.P. Morgan:

Thank you. Can you give us a sense of how revenues are trending so far in 2013: any color you can give us in terms of client budgets and their outlook? And do you think you'll get positive organic revenue growth in the first quarter?

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, Alexia. Always asking for the next current results.

The trend from the third quarter to the fourth quarter was positive. So obviously we would hope that to continue. We don’t give quarterly guidance, Alexia, as you know. The good news is, for example, in 2013 we had some nice wins in our portfolio. Most notable was the SABIC win in Saudi Arabia. They are a global, petrochemical, diversified company. And what we were most proud about that was, it was a pitch head-to-head against all of our holding company competitors. And the integrated offering, including Weber Shandwick and McCann, really showed well in that pitch, and we’re really excited about it. There are other wins so far in 2013. So as we indicated, we’re positioned for 2013 to deliver peer-level organic performance and expand margins.

While you’re here, let me just comment on the 9.8%, because I know that’s one of the questions. When we come to year end, we take a look at a lot of actions we can do in terms of achieving our targets and our stated goals. Particularly at the end, in the fourth quarter, we face issues like severance and, obviously, incentive comp. And we can take actions that potentially could hurt us in the future to achieve short-term goals. So, for example, we made some changes at McCann, as we all know, and that carried with it severance expense. So, if you recall, we had indicated severance expense in the range of 1%. We ended up for the year at 1.3%. And we decided that these are the actions that we need to take to position us for 2013. And as a result, that additional severance impacted our margin.

The same on incentive: although we’ve indicated incentive comp was one of the key variables in our variable cost model, we still have to pay incentives to motivate and reward good performance. And certainly among our agencies we had very high-performing agencies that we had to compensate appropriately for their performance.

So all of this together indicates that we were a little disappointed in the margin; we’re hitting 2013 with some good news behind us. And, frankly, in our pipeline, we see some potential opportunities, that if they come to fruition, I think you’ll be very pleased, as we would be, in terms of the revenue outlook for 2013.

Ms. Quadrani:

And then, Michael, just to follow-up, I was pleased to hear that McCann Worldgroup was a positive contributor in the quarter. Looking at 2013 — I know it's still early days after the change of management there — but do you think it could be a real positive contributor in ’13? Or do you think it will still trail the rest of the Company's results?

Mr. Roth:

Harris and the team — and I've been in a lot of meetings with them, with clients — I think they really have been making their presence well felt within our existing clients. As you know, existing clients is our main source of revenue growth. And I'm very pleased the way Harris and the whole team have been received by our client base. So I think with respect to existing clients, I'm comfortable in terms of where we are. And I do believe that their offering is evidenced in the SABIC, as well as some other wins that we have out there. Remember, wins from existing clients don't make the headlines the way pitches do. So it's not that McCann isn't winning business out there. They have won business. And therefore I'm comfortable that the direction the new team at McCann is taking will enhance our overall profitability and move us forward.

Ms. Quadrani:

Thank you very much.

Operator:

Your next question comes from John Janedis, UBS.

John Janedis, UBS Securities:

Thank you, good morning.  Michael, obviously Europe has been fairly sluggish for a few quarters now. Embedded in that guide of the 2% to 3%, does Europe need to move into positive territory? And is your visibility better today versus this time last year?

Michael Roth, Chairman of the Board and Chief Executive Officer:

No, it does not have to move into positive territory. We’ve said this before: we are not assuming a big recovery in Europe. It would be great if it’s there, obviously — when you see a positive number for us in the U.K., it’s reflected in our results, and we’re pleased with it. But I don’t see any great green shoots, if you will, that would turn that around in the short-term. And therefore we’re not counting on it with respect to that number that we gave you.

Mr. Janedis:

In terms of visibility across the broader platform?

Mr. Roth:

Visibility in Europe — who has visibility in Europe? Every day, we wake up in the morning and we see new news out there. Look, Germany is performing for us. We hope that continues. We hope France stabilizes. That’s an important factor for us. But we don’t see any great visibility in terms of a turnaround, nor are we counting on it. What we have to do is manage our costs with the consistent notion that we don’t see the big recovery. So a fair amount of severance cost that you see comes out of rightsizing our businesses in those markets that we don’t see turning around quickly.

Mr. Janedis:

Okay. And then both you and Frank spoke about some of the changes at McCann, and related severance. But Harris is now in the role for three months or so. Do you see much more in terms of incremental personnel change? And is there a potential for severance to pick up this year, or do you think you’re done there?

Mr. Roth:

We always put out 1% — we always debate what the right number is for severance; we manage our severance based on the needs of the businesses — so as I said, we had put down guidance on severance of 1%. We came in at 1.3%. If you want to do the math, if you add the 0.3% to the 9.8%, you get to 10.1%. I know we don’t have the luxury of doing that. But the point is, we make business decisions based on the needs and on long-term value creation. We think Harris and his team are focusing on talent where the growth areas are. I expect to see some additional talent added to McCann. That’s consistent with where we said we would be, and so that’s all built into our plan. Whether there’s an extraordinary severance as a result of that, we don’t expect that. But we will see some key talent people being added into the growth markets to help us along in terms of the competitive offering.

Mr. Janedis:

That’s helpful, thank you.

Operator:

Your next question comes from David Bank, RBC Capital Markets.

David Bank, RBC Capital Markets:

Hey, thanks. A couple of questions on the balance sheet generally. The first is, if you look at the combined retirement of the debt that’s going to be funded by the $800 million you pre-funded, can you give us a general sense of how much interest expense — annual interest expense — reduction we should expect from that? The second question is, you re-upped the buyback authorization. But could you give us a little bit better sense of timing as to when you expect to complete that $300 million? And the last question is, when you look at your slide on bank covenant leverage, and you’re below 1.9x slightly, and you’ve got another almost full turn of capacity and at very low leverage, how do you arrive at capital-return decisions at this point? Because it seems like you have a little bit more dry powder than is suggested by the current authorization. Thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:

First of all, what we said when we did the debt refinancing, that in 2013, it would have a slight positive effect. In 2014, it should be about a nickel. And Frank and the team are shaking heads. So that should be a nickel a share for us in 2014.

When we embarked on the “turnaround” of IPG, we said we were going to bolster our balance sheet, build up our cash reserves to secure any company that’s going through a turnaround. We wanted to make sure we were well-positioned. And what we said was that, at the point in time when we felt we had sufficient visibility into the trajectory of where we were heading, we would start returning any excess cash that we had on our balance sheet to our shareholders. So when we instituted the dividend and started the share buyback program, that was us making good on the promise that we had excess cash on our balance sheet.

We view shareholder buybacks and dividends as a critical component of enhancing shareholder value. And I think the $1 billion that we’ve returned to shareholders is a pretty good indication that we meant it when we said it. Obviously, as you go forward, the timing of when we buy in our shares, we like to use it on an orderly basis according to a program as we roll it out. But it’s always a lever that you have in terms of share buyback, whether it be opportunistic or whether you wait as the visibility into the year goes on. And I think that’s the way any normal company handles share buybacks.

So, I think the key here is we’ve indicated how we view returning capital in the form of dividends and buybacks. And we will continue to do that. But we’re not going to go out and say exactly when we’re going to buy it and when we’re going to increase it or not. But I think you should get a pretty good indication of our Board’s view of enhancing shareholder value.

On the covenants, Frank?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Yes, David, we look at our leverage constantly. Right now we’re very comfortable with where we are. We think that we’ve delevered at an appropriate level. We constantly look at maturities when they come due. I think you’ve seen us be very opportunistic in the capital markets to continue to strengthen our balance sheet. But right now we’re very comfortable with where we are from a leverage perspective.

Mr. Bank:

Okay, thanks, guys.

Mr. Roth:

Thank you.

Operator:

Your next question comes from Matt Chesler, Deutsche Bank.

Matt Chesler, Deutsche Bank Securities:

Good morning.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Good Morning, Matt.

Mr. Chesler:

You talked about a 2013 growth outlook of 2% to 3%. Can you walk us through how you got to that as the appropriate or the most reasonable realistic outcome? I’d just like to get a sense for whether any past account activity is going to contribute negatively or positively to that number. And does net new business this year have to be positive for you to deliver on that?

Michael Roth, Chairman of the Board and Chief Executive Officer:

Well, what we had said was, coming into 2013, the amount of headwinds — as we said ad nauseum — we had overall 3% headwinds coming into ’12. That number for 2013 is about 0.5% to 1%. So that is factored into the headwinds for 2013. You then overlay on top of that the various forecasts for our industry. Of course the one we pay most attention to is Magna, and its forecast for the global advertising environment. And, frankly, that’s in the 2% to 3% range. So we’re consistent with where we see Magna forecasting. Obviously, if the overall result in terms of organic growth for our industry is higher than that, we would hope to participate in that. So, using the 2% to 3% organic growth for the year, and looking at our leverage to enhance our margin, obviously SRS and a few other G&A-type reductions, we’re comfortable we can expand our margin. We used the 30% conversion rate on incremental revenue. Whenever we delivered peer-level performance or better on the organic side, we’ve converted at least 30%. So that’s how we get to those numbers.

Mr. Mergenthaler:

And, Matt, also behind that are bottoms-up budgets by agency, by client, that incentive targets for all of our people around the world are tied to.

Mr. Chesler:

Okay. And then just talk a little bit about Mediabrands. I heard you in the prepared remarks about how Mediabrands was a positive contributor. And you’re clearly feeling good about that business. But can you put that in the context of some of the news articles that we read in the trade press or other places about some of the significant changes that you’re making within that organization, whether it’s Draftfcb or otherwise?

Mr. Roth:

Yeah. Mediabrands is a great success story for us at IPG. And we’re quite pleased with its performance and its direction. Basically the changes that are being made at Mediabrands are to further enhance their offerings and be competitive in the marketplace. By using Mediabrands as a focal point in the key markets, it avoids a lot of duplication in certain areas. It isolates some of the offerings that both UM and Initiative can tap into, without certainly violating any conflict issues. But it basically focuses the business units in the markets that are growing with the resources that are necessary. So I think Matt and the entire team have done an outstanding job in really focusing on the needs of the clients in those marketplaces, and what are the tools and resources that are necessary to compete.

With respect to the changes at Draftfcb, when we formed Mediabrands, what we said was that we were going to align our global networks with the brands within Mediabrands. Initiative was aligned with Draftfcb. And that has been the strategy throughout our planning process. What we’re doing now is basically solidifying the relationship between Draftfcb and Initiative so that we know where the resources are. They’ll be within Draftfcb, they will be where they have to be in the marketplace. But they’ll be aligned directly with Initiative, which is what it takes as far as the integrated offering goes in the marketplace. So, all these changes are consistent with what we said the direction of Mediabrands was heading.

Mr. Chesler:

Thank you.

Operator:

Your next question comes from Ben Swinburne, Morgan Stanley.

Benjamin Swinburne, Morgan Stanley:

Thank you. Two for you, Michael. One on Asia and China. You mentioned the strength in those markets, become now a pretty big business for you guys. Are there ways to supercharge that growth by being more acquisitive? Or are these markets where you really need to build organically on the ground rather than go buy your way into more client penetration?

And then at the risk of beating a dead horse on the 2013 outlook — and thanks for humoring me — it seems like, from quarter to quarter, the psychology in the industry can swing wildly, so I don’t want to read too much into what we’ve heard so far. But it does feel like there’s some incrementally constructive views of 2013 in the last couple of months —surprising to me anyway, post the fiscal cliff resolution —but it does seem like the outlook has got a little bit more rosy from maybe bleak three or four months ago. Do you share that view? We heard it from Omnicom and a couple others. Or are you feeling a little bit more cautious maybe than they are? I know it’s hard to put yourself in their shoes, but just wanted to see if you’d comment on that.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Look we’ve seen better results in terms of revenue in the fourth quarter than the third. That’s no reason for us — and I said — to raise the flag in victory this year. Obviously the strength in our global markets is encouraging. And fortunately for us. The statement that our Asia-Pac has exceeded Continental Europe for us is a pretty big statement. Unfortunately, one is going one way, and the other one’s going the other. And that’s how that happens. But I do think that we do continue to see strength in India, Brazil, in China, obviously Australia. So AsiaPac is performing well and it’s going to be a key component of the organic growth that we stated to you.

How we get there in those markets is both: we have organic growth and acquisitions. I think if you look at the transactions that we’ve embarked on, certainly in India and Brazil, we’ve made acquisitions in digital, in media, in traditional advertising. And those type of transactions were add-ons to our various offerings, whether they be Mediabrands or our global networks, McCann, Draftfcb or Lowe. So those type of transactions are built into our pipeline in terms of acquisitions, and probably will continue. China, we have a little different strategy in that we chose to expand in China, which we have been doing, organically more than through acquisitions. Because, frankly, the acquisition route in China, unless there’s something really big out there, is a difficult one. And we’re more comfortable adding key talents in the various networks that we have, and respond to client needs in China that way. So it’s a mixed bag in terms of organic as well as acquisitions. But I think the results that we’ve posted show that we’ve been very responsive to the marketplace. Our growth in Brazil is very exciting. And our offerings down there are truly among the best in the region.

Mr. Swinburne:

Thank you.

Mr. Roth:

By the way, both of us have a very bad cold, so I apologize for our voices on this call.

Operator:

Your next question comes from Peter Stabler, Wells Fargo.

Peter Stabler, Wells Fargo Securities:

Good morning.  A couple for Frank, if I could. Based on your prepared remarks, Frank, you’ve suggested that margin opportunity going forward is really going to be salary and related. I think you put a 60%-of-revenue target out there over the long term. Could you help us understand a little bit of the moving pieces in there? If we look at base, benefits and tax, a bit of deleverage in the quarter and for the year, can we see some improvement in base, benefits and tax? Or are the improvements you’re targeting really going to be in the other buckets going forward?

And then, secondly, does it matter where growth comes from? And when I say that, from a margin perspective, if CMG or IAN diverge significantly from recent trends, does that impact potential margin growth? Or is it really a neutral? And then likewise, on a regional basis, if the U.S. continues to be very sluggish, would that impact your margin target of 50 bps? Thanks very much.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Peter, on the margin growth side, the critical component here is growth. And converting that growth at — we put out a number of 30%. And we’re pretty comfortable with that, and we’ve seen in years with growth we’ve achieved it. So if you do the math, whether it be 2% or 3%, convert at that level, you may need some incremental leverage in O&G, but not much. So what we’re factored on, what we’re focused on, is continuing to drive greater leverage from our people. And we saw this year in a no-growth environment, it’s tough. We saw base and benefits move up a little bit, and we offset that by reduction in incentives. That’s not a sustainable model. We need growth.

With respect to the margin profile, without getting into specifics, there are certain regions that are higher-margin regions than others. So there is some merit to —depending on where the growth happens —  how does that impact the overall product, sure. And the U.S. is our strongest from a margin perspective throughout the whole portfolio. So that does matter.

Michael Roth, Chairman of the Board and Chief Executive Officer:

And so does the mix of business. All our businesses don’t have the same margin. I know your next question is which ones are what, and we’re not going to do that. But the answer is, the mix of our business has an impact, as well.

Mr. Stabler:

Thanks very much.

Mr. Mergenthaler:

You’re welcome.

Operator:

Your next question comes from Brian Wieser, Pivotal Research.

Brian Wieser, Pivotal Research:

Thanks for taking the question. I just want to drill in a bit into both McCann and Draft, as you did mention some favorable trends there. Did you see what was favorable? Was it inside of some of the sub-business units? And by that I mean McCann Erickson versus MRM versus Momentum. And the same for Draft. Do you see strength by country, or was it by particular kind of client? One of the questions we tend to hear a lot about is, are these entities broken. And of course we know that these are global networks that have a lot of strength. So I’m just curious if you could characterize where the strength is. Because we know it’s there, it’s just hard to tell from outside.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Well, I’m glad you say neither of these global networks are broken. There are areas for improvement, and we’ve been focusing on it. I think the key issue in Draftfcb is that it was cycling through some client losses. And when you do that, it’s a tremendous accomplishment to be able to achieve your targets on profitability when you have to cycle through client losses. Of course they’ve added new business during that period. And that business that was added goes to the issue of their competitiveness in the marketplace. And that was good. In the SeaWorld one, Fidelity win — these are the kind of wins that Draftfcb posts. And they started recovering against the client wins that they had. So we’re comfortable with the competitiveness of their offering. A good amount of their wins are both above the line, as well as below the line, as they say. But they don’t view Draftfcb, nor do we, in that context anymore. They’re a fully integrated network, and that’s the type of businesses that they compete in and win on.

McCann — certainly international was a good component for McCann. And that shows the breadth and strength of the McCann Worldgroup. Your point on the Worldgroup versus McCann Erickson: MRM is a very powerful offering and showed some great client wins, notably at GM, for sure. Their healthcare businesses, Momentum —so they have very strong businesses in their own rights. But the McCann Worldgroup includes McCann Erickson. And when we talk about McCann, we talk about the entire global network, which continues to be one of the premier global networks in the business. And what we’ve been doing is enhancing its overall talent and business focus to bring it to the levels we believe it should be at.

Mr. Weiser:

Great, thank you very much.

Mr. Roth:

Sure.

Operator:

Your next question comes from James Dix, Wedbush Securities.

James Dix, Wedbush Securities:

Thank you. Good morning, gentlemen.

Just two things. If you could give a little color on what you think the predictability is of your full-year margin and revenue targets, given you have a fairly high reliance on the fourth quarter every year. In particular over some higher-margin revenues including, I presume, some pay-for-performance items, which will get trued up toward the end of the year. And are there any systems or initiatives which you’re putting in place on the inside that are improving your ability to track that as you go through the year?

And then, just secondly, how best should we think about the timing of achievement of your long-term peer margin goals? Is the best thing to assume roughly that 30% incremental flowthrough, and then pencil it out based on whatever our own growth assumptions are? I just wanted to raise that just because it doesn’t look like the industry is going to be getting to that 4% to 5% organic growth level, which I think was a key assumption back at your Investor Day. So I just wanted to revisit that with you. Thanks a lot.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Jim, I think that’s a fair point. When we had our Investor Day — it seems like years ago — we did use a 4% to 5% growth number to achieve our competitive margins by 2013. Given the reductions in revenue growth that we experienced during this period, I think it’s fairly safe to say by doing the numbers as you just did, it’s moved out about a year in terms of achieving our target. I think the key here is that trajectory is where we’re heading, and we will get there. It may take us a year or so longer, but we’re focused on getting there.

As far as the reliability of our forecast in the fourth quarter, it’s not quite the music business — I’m dating myself when I talk about the music business — where the records would sell in the last month of the year, and that was the whole year. And so we do it from a bottoms up, as Frank indicated. And the cyclicality of our business is built into our forecasting. May not be 100% accurate, but it’s there.

Mr. Dix:

Great, thank you.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Jim, remember it’s thousands of clients in 100 countries. So it’s difficult to get any degree of predictability.

Mr. Dix:

Right. Fair point. Thank you.

Mr. Roth:

Thank you.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Well, thank you very much. We appreciate the support and we look forward to an exciting 2013. Thank you.

Operator:

This does conclude today's conference. Thank you for attending. You may disconnect at this time.

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Cautionary Statement

This transcript contains forward-looking statements.  Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.